Exhibit 99.1

1180 Veterans Blvd.
South San Francisco, CA 94080
Main Phone: 650.624.1100
FAX: 650.624.1101
http://www.rigel.com

RIGEL PHARMACEUTICALS ANNOUNCES CHANGES TO BOARD OF DIRECTORS AND APPOINTS PETER S. RINGROSE, PH.D.

South San Francisco, Calif., February 3, 2005–– Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today announced that Peter S. Ringrose, Ph.D., has been nominated and appointed to the company’s board of directors, effective February 2, 2005, to serve as a Class I director until Rigel’s 2007 annual stockholders’ meeting.  Dr. Ringrose currently serves as the Chairman of the Biotechnology and Biological Sciences Research Council (BBSRC), Britain’s lead funding agency for academic research and training in the non-medical life sciences. Simultaneously, Dr. Dennis Henner, general partner at MPM Capital, has resigned from the company’s board of directors.

“As former Senior Vice President of Research, and a member of the Executive Committee, Product Review Committee and Research Review Committee at Genentech, Dr. Henner brought extensive experience in the pharmaceutical industry to Rigel,” said James M. Gower, Rigel’s chairman and chief executive officer. “His dedication and insight have contributed significantly to the company’s success.”

Dr. Ringrose’s experience in the pharmaceutical industry spans more than 30 years and includes key leadership positions as Senior Vice-President for Worldwide Drug Discovery and Medicinal R & D Europe at Pfizer, Inc. and Division Director of Chemotherapy, Infectious Diseases and Molecular Sciences at the Sandoz Research Institute in Vienna, Austria. In 2002, Dr. Ringrose retired from Bristol-Myers Squibb, where he served as the company’s Chief Scientific Officer, as well as President of the Pharmaceutical Research Institute.

“Dr. Ringrose is a luminary in the life sciences arena, and we are delighted to bring someone of his stature and expertise to the Rigel team,” stated Mr. Gower. “Dr. Ringrose’s vast knowledge and insight will be invaluable as we continue to advance our novel drug candidates in the clinic.”

Dr. Ringrose has served on numerous scientific, corporate and educational advisory boards, including: Cambridge Antibody Technology, Accenture Life Sciences, Merlin Biosciences, the Centre for Medicines Research International, the Center for Advanced Biotechnology and Medicine New Jersey, University of Cambridge Chemistry Advisory Board and the Association of British Pharmaceutical Industries.   Dr. Ringrose also serves on the Board of Governors for the New York Academy of Sciences and is a council member of the Foundation for Science and Technology in the United Kingdom.  Dr. Ringrose was awarded both his Masters and his Ph.D. by the University of Cambridge.

About Rigel (www.rigel.com)

Rigel’s mission is to become a source of novel, small-molecule drugs to address large, unmet medical needs.  We have four research and development programs investigating treatments for asthma/allergy, hepatitis C, rheumatoid arthritis and oncology.  Our strategy is to initiate clinical trials with at least one new product candidate annually and to pursue partnerships with pharmaceutical and biotechnology companies for late-stage clinical development and commercialization of those product candidates.

This press release contains “forward-looking” statements, including statements related to Rigel’s plans to pursue clinical development of product candidates and the timing thereof and the potential efficacy of product candidates.  Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements.  Words such as “plans,” “intends,” “expects” and similar expressions are intended to identify these forward-looking statements.  There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of clinical trials and the commercialization of product candidates, as well as other risks detailed from time to time in Rigel’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.  Rigel does not undertake any obligation to update forward-looking statements.

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Rigel Contacts:	Rigel Pharmaceuticals	Schwartz Communications
	Raul Rodriguez	Melinda Bagatelos or
	650-624-1302	Ayanna Anderson
415-512-0770
rigel@schwartz-pr.com